News Release

Exhibit 99.1

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services Reports First Quarter Results

BATON ROUGE, Louisiana — (May 11, 2006) – H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the first quarter ended March 31, 2006.

First Quarter 2006 Highlights as Compared to First Quarter 2005

•	Revenues increased 41.7% to $182.2 million.

•	EBITDA (as defined below) increased 70.5% to $41.6 million.

•	Income from operations increased 110.0% to $23.1 million.

•	Net income increased $8.9 million to $9.9 million.

•	Rental rates increased approximately 16%.

•	Gross margin increased to 30.7%

“Every segment of our business performed strongly during the first quarter,” said John Engquist, H&E Equipment Services president and chief executive officer. “Demand for construction equipment across all of the markets we serve remains very high and our integrated business is clearly benefiting from this increased demand. We are very pleased with our results for the quarter and the current trends in our business. We are also pleased with the progress we have made integrating the operations of Eagle High Reach into H&E and its performance this quarter as well.”

“For the second consecutive quarter, new equipment sales were very strong, up 83.8%, or $25.4 million, from the first quarter a year ago. Sequentially, this compares to a 55.6% year-over-year increase during the fourth quarter. Sales of earthmoving equipment increased 135.1% while new crane sales were up 100.9%. Rental revenues were also strong, increasing 33.0%, or $13.4 million, versus the first quarter of 2005. The increase in rental revenues was attributable to higher rental rates, larger fleet size and the impact from our recently acquired West Coast branches. Used equipment sales increased 23.8%, or $6.1 million, during the first quarter as a result of increased demand for earthmoving equipment and aerial work platforms, which were up 29.3% and 36.4%, respectively. Parts and service revenues increased 23.4%, or $6.0 million, as a result of increased customer demand and higher new and used equipment sales,” commented Leslie Magee, H&E Equipment Services chief financial officer.

“Gross margins increased to 30.7% compared to 28.5% a year ago. As a result, income from operations increased 110.0% to $23.1 million compared to $11.0 million a year ago,” added Magee.

2006 Outlook

“Given our first quarter performance and the current trends in the non-residential construction business, we are increasing our outlook for 2006,” said Engquist. “Based on currently available information, we are increasing our 2006 revenue outlook from our previously announced range of $675 million to $690 million to approximately $710 million to $740 million. 2006 EBITDA is expected to be approximately $180 million to $190 million, up from our previous guidance of between $170 million to $180 million. We are also increasing our 2006 earnings guidance from the previously announced range of $1.00 to $1.15 per share based on 38.1 million shares outstanding to approximately $1.25 to $1.45 per share based on 37.0 million shares outstanding.”

The Company’s guidance reflects an estimated effective income tax rate of approximately 24% which has been revised from its previous estimate due primarily to changes during the period in the assumptions related to the deferred tax valuation allowance.

FINANCIAL DISCUSSION FOR FIRST QUARTER ENDED MARCH, 31, 2006

•	Revenues – Total first quarter revenues increased $53.6 million to $182.2 million from $128.6 million in the first quarter of 2005 and include $3.0 million of revenues from the Company’s acquisition of Eagle High Reach.

•	Equipment rentals – First quarter equipment rental revenues were $54.0 million compared to $40.6 million for the first quarter of 2005, reflecting an increase of $13.4 million, or 33.0%. At the end of the first quarter of 2006, the original acquisition cost of the Company’s rental fleet (adjusted for the Eagle acquisition) was $600.5 million, up $140.7 million from $459.8 million at the end of the first quarter of 2005. For the first quarter of 2006, dollar utilization increased to 39.2% from 35.1% for the first quarter 2005.

•	New equipment sales – First quarter new equipment sales were $55.7 million compared to $30.3 million for the first quarter of 2005, reflecting an increase of $25.4 million, or 83.8%.

•	Used equipment sales – First quarter used equipment sales were $31.7 million, representing a $6.1 million, or 23.8%, increase from $25.6 million for the first quarter of 2005.

•	Parts sales - Parts sales for the first quarter were $19.3 million, representing a $2.9 million, or 17.7%, increase compared to $16.4 million for the first quarter of 2005.

•	Service revenues - Service revenues for the first quarter of 2006 were $12.3 million, representing a $3.1 million, or 33.7%, increase compared to $9.2 million for the first quarter of 2005.

•	Gross Profit – Total gross profit for the first quarter of 2006 was $56.0 million compared to $36.7 million for the first quarter of 2005, reflecting an increase of $19.3 million, or 52.6%, on higher sales volume and improved margins in new and used equipment sales and rentals. First quarter gross profit margin increased to 30.7% from 28.5% for the first quarter of 2005. Total gross profit related to Eagle was $1.2 million, of which the equipment rental operations of Eagle contributed $1.0 million.

•	Equipment rentals – First quarter gross profit from equipment rentals was $26.5 million compared to $16.9 million for the same time period last year, reflecting an increase of $9.6 million.

•	New equipment sales - New equipment sales gross profit for the first quarter of 2006 increased to $7.2 million from $3.8 million for the first quarter of 2005.

•	Used equipment sales - Used equipment sales gross profit for the first quarter increased to $7.8 million from $5.8 million for the first quarter of 2005.

•	Parts sales - Gross profit from parts sales for the first quarter of 2006 was $5.8 million compared to $5.0 million for the first quarter of 2005.

•	Service revenues - Gross profit from service revenues for the first quarter was $7.8 million compared to $5.9 million for the same time period in 2005.

•	Income From Operations – Income from operations during the first quarter increased $12.1 million, or 110.0%, to $23.1 million from $11.0 million in the first quarter of 2005 on higher revenues and gross margins. Income from operations as a percentage of revenues increased to 12.7% from 8.6% in the first quarter of 2005.

•	Net Income – Net income during the first quarter increased $8.9 million to $9.9 million from $1.0 million in the first quarter of 2005. Net income as a percentage of revenues increased to 5.4% from 0.8% in the first quarter of 2005.

•	Selling, General And Administrative Expenses – Selling, general and administrative expenses for the first quarter of 2006 were $33.0 million compared to $25.8 million last year, a $7.2 million, or a 27.9%, increase. As a percentage of total revenues, selling, general and administrative expenses for the first quarter of this year decreased to 18.1% from 20.1% in the first quarter of last year.

•	EBITDA – We define EBITDA as net income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. EBITDA for the first quarter increased $17.2 million, or 70.5%, to $41.6 million from $24.4 million in the first quarter of 2005. EBITDA as a percentage of total revenues increased to 22.8% compared to 19.0% in the first quarter of 2005.

Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 11, 2006 for a description of our use of this measure. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered an alternative to the Company’s other financial information determined under GAAP.

Conference Call
As previously announced, H&E Equipment Services, Inc. management will hold a conference call to discuss first quarter results on Friday, May 12, 2006 at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-981-4901 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Friday, May 12, 2006 and will continue through May 19, 2006 by dialing 719-457-0820 and entering confirmation code 6307434.

The live broadcast of H&E Equipment Services’ quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on May 12, 2006, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.

About H&E Equipment Services, Inc.
H&E Equipment Services, Inc. is one of the largest integrated equipment services companies in the United States with 48 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations. The Company trades on the Nasdaq Stock Exchange under the symbol “HEES.” For further information regarding H&E Equipment Services, Inc., please go to www.he-equipment.com and select “Investor Relations.”

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1933. Statements under the heading “2006 Outlook” above and statements about our beliefs and expectations and statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Equipment rentals	$53,995	$40,591
New equipment sales	55,715	30,298
Used equipment sales	31,654	25,619
Parts sales	19,313	16,424
Service revenues	12,334	9,163
Other	9,199	6,455

Total revenues	182,210	128,550
Cost of revenues:
Rental depreciation	16,860	12,164
Rental expense	10,612	11,519
New equipment sales	48,561	26,463
Used equipment sales	23,799	19,796
Parts sales	13,524	11,435
Service revenues	4,567	3,246
Other	8,264	7,197

Total cost of revenues	126,187	91,820
Gross profit	56,023	36,730
Selling, general, and administrative expenses	33,043	25,806
Gain on sales of property and equipment	99	41

Income from operations	23,079	10,965
Interest expense	(10,167)	(10,104)
Other income, net	75	90

Income before income taxes	12,987	951
Income tax provision	3,117	—

Net income	$9,870	$951

EARNINGS PER SHARE Basic – Earnings per share	$0.29	$0.04

Basic – Weighted average number of shares outstanding	33,458	25,492

Diluted – Earnings per share	$0.29	$0.04

Diluted – Weighted average number of shares outstanding	33,462	25,492

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(in thousands)

	March 31,	December 31,
	2006	2005
Cash	$25,768	$5,627
Rental equipment, net	383,651	308,036
Total assets	667,179	530,697
Total debt (1)	244,332	243,451
Total liabilities	463,325	535,837
Stockholders’ equity/members’ deficit	203,854	(5,140)
Total liabilities and stockholders’ equity/members’ deficit	$667,179	$530,697

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes, notes payable and capital lease obligations.

H&E EQUIPMENT SERVICES, INC.
RECONCILIATION OF EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION and AMORTIZATION (EBITDA)
(in thousands)

	Three Months Ended
	March 31,
	2006	2005
Net income	$9,870	$951
Interest expense	10,167	10,104
Income tax provision	3,117	—
Depreciation and amortization	18,440	13,295

EBITDA	$41,594	$24,350